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                                                                       Exhibit 8


               [LETTERHEAD OF WINTHROP, STIMSON, PUTNAM & ROBERTS]








                                January 21, 1998





Orange and Rockland Utilities, Inc.
One Blue Hill Plaza
Pearl River, New York  10965


                  Re:  Registration Statement on Form S-4


Ladies and Gentlemen:

      You have requested our opinion relating to the discussion of selected United States federal income tax consequences expected to result to certain holders from the exchange of Old Debentures for Exchange Debentures of Orange and Rockland Utilities, Inc., a New York corporation, pursuant to the Exchange Offer, as set forth in the Prospectus (the "Prospectus") included in the above-reference Registration Statement on Form S-4 and exhibits thereto filed with the Securities Exchange Commission (the "Registration Statement"). Capitalized terms not defined herein have the respective meanings ascribed to them in the Prospectus.

      Based on the facts set forth in the Prospectus, it is our opinion that the description of material United States federal income tax consequences in the Prospectus that is set forth under the caption "Certain United States Federal Income Tax Considerations" is accurate under currently applicable law.



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January __, 1998


      As stated in the Prospectus, this opinion expresses our views as to United States federal income tax laws in effect as of the date hereof, including the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice of the IRS, all of which are subject to change either prospectively or retroactively. Also as stated therein, it addresses such income tax consequences only with respect to U.S. Holders that hold Old Debentures as capital assets; it does not address such consequences, if any, to any person with a special tax status or the consequences under the federal alternative minimum tax. Also, any variation or difference in the facts as incorporated herein might affect the conclusion stated herein.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under "Certain United States Federal Income Tax Considerations" in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                    Very truly yours,


                                    /s/ WINTHROP, STIMSON, PUTNAM & ROBERTS


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